Exhibit 10.62

ASSIGNMENT

This Assignment is made as of the 31st day of May, 2006 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of MB Lincoln Mall, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under that certain Agreement of Sale and Purchase dated as of  February 6, 2006, as amended, and entered into by LB Lincoln Mall Holdings LLC, as Seller, and Assignor, as Buyer (collectively, the “Agreement”), for the sale and purchase of Condominium Unit 2 which is a part of the property improved with a retail shopping center commonly known as Lincoln Mall, located in Lincoln, Rhode Island.

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity.  By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:
INLAND REAL ESTATE
ACQUISITIONS, INC.
an Illinois corporation

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
As Its:	President

ASSIGNEE:
MB LINCOLN MALL, L.L.C.,
a Delaware limited liability company

By:	Minto Builders (Florida), Inc.,
a Florida corporation, its sole member

	By:	/s/ Valerie Medina
	Name:	Valerie Medina
	Its:	Assistant Secretary